EXHIBIT 10.4

COSTAR GROUP, INC.
RESTRICTED STOCK AGREEMENT
2016 STOCK INCENTIVE PLAN
(Employee Service Awards)

CoStar Group, Inc. (the “Company”) has granted you an award of restricted stock under the CoStar Group, Inc. 2016 Stock Incentive Plan, as amended from time to time (the “Plan”), on the terms and conditions set forth below:

You will be deemed to have accepted the terms and conditions of this stock grant agreement if you do not reject the grant and/or the terms and conditions within sixty (60) days of the Date of Grant (defined below). Any rejection of the grant or the terms and conditions thereof should be addressed to: CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005, Attn: General Counsel.

1. Grant of Stock. On the issue date indicated above (the “Date of Grant”), the Company hereby grants to you the number of shares indicated above (the “Shares”) of common stock of the Company (the “Common Stock”), subject to the terms and conditions set forth below (the “Stock Grant”).
2. Governing Plan. This Stock Grant is subject in all respects to the applicable provisions of the Plan, a copy of the current form of which may be accessed, viewed and/or printed under the “Documents” section of the Solium Shareworks™ website under “Guides and General Reference”. By accepting (by electronically signing) this agreement (the “Agreement”), you acknowledge that you have received and read the Plan. This Agreement incorporates the Plan by reference and specifies other applicable terms and conditions. All capitalized terms not defined by this Agreement have the meanings given in the Plan. Whenever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
3. Restriction on Disposition. The Stock Grant shall be fully vested on the Date of Grant; provided, however, you may not sell, pledge, assign, transfer, hypothecate or otherwise dispose of any portion of the Stock Grant awarded hereunder prior to twelve (12) months after the Date of Grant (the “Holding Period”). Any attempt to sell, pledge, assign, transfer, hypothecate or otherwise dispose of any portion of the Stock Grant during the Holding Period shall be null and void.
4. Termination as an Employee. Termination of your service as an Employee of the Company or any of its affiliates shall not affect the Stock Grant; provided, however, you may not sell, pledge, assign, transfer, hypothecate or otherwise dispose of any portion of the Stock Grant awarded hereunder during the Holding Period.

5. Issuance of Shares. Following the Date of Grant, the Company may issue and provide you with stock certificates in your name for the Shares or issue your shares electronically in book entry form, but the shares will be subject to a legend describing the restrictions during the Holding Period described at Section 3 above.
6. Compliance with Securities Laws. Upon the acquisition of any Shares pursuant to this Agreement, you shall enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or this Agreement. Nothing herein obligates the Company to register or qualify the Shares pursuant to any federal or state securities laws.
7. Compliance with Laws. Notwithstanding any of the other provisions hereof, you agree that the Company will not be obligated to issue any Shares pursuant to this Agreement, if issuing the Shares would violate any provision of any law or regulation of any governmental authority. Notwithstanding anything to the contrary in Section 5, the Shares of Common Stock issued pursuant to this Agreement will be subject to legends in such form as the Company may require with respect to any applicable restrictions on sale or transfer.

8. Voting and Other Rights. Subject to the provisions of the Plan and this Agreement, you shall have all of the powers, preferences, and rights of a holder of Common Stock with respect to the Shares comprising the Stock Grant, including the right to vote the Shares and the right to dividends and other distributions, if any. You agree and understand that nothing contained in this Agreement provides, or is intended to provide, you any protection against potential future dilution of your stockholder interest in the Company for any reason, except as otherwise stated within the Plan.
9. Not an Employment Contract. Nothing in this Agreement restricts the right of the Company or any of its affiliates to terminate your employment at any time, with or without cause. The termination of employment, whether by the Company or any of its affiliates or otherwise, and regardless of the reason therefore, has the consequences provided for hereunder, under the Plan and under any applicable employment or severance agreement.
10. Withholding of Tax. The Company shall have the right to deduct and retain from the Shares due to you under the Agreement all federal, state, local or other taxes of any kind that the Company, in its sole discretion, deems necessary to be withheld to comply with the Internal Revenue Code of 1986, as amended (the “Code”), and/or any other applicable law, rule or regulation. Alternatively, in the Company’s sole discretion, you may instead pay to the Company in cash an amount equal to the applicable withholding taxes determined by the Company as being required to be withheld or collected under applicable federal, state, or local laws or regulations. Furthermore, the Company shall have the right to deduct and withhold any such applicable taxes from, or in respect of, any dividends or other distributions paid on or in respect of the Common Stock comprising the Stock Grant.
11. Extraordinary Corporate Transactions. You understand and agree that the existence of this Stock Grant will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
12. Resolution of Disputes. As a condition of this Stock Grant, you, on behalf of yourself, your heirs, successors and personal representatives (“you and your successors”), agree that any dispute or disagreement which may arise hereunder shall be decided by the Administrator. You and your successors agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Stock Grant, and you and your successors hereby explicitly waive any right to judicial review.
13. General.

a.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Stock Grant. Any prior agreements, commitments or negotiations concerning the Stock Grant are superseded.

b.	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

c.
Any notice you give to the Company must be in writing and either hand-delivered or mailed to the Corporate Secretary of the Company (or to the Chief Financial Officer if either you would receive the notice or the position is vacant). If mailed, it should be sent by certified mail and be addressed to the foregoing executive at the Company’s then corporate headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You may change the address for notice by like notice to the Company. Notice will be deemed to have been duly delivered when hand-delivered, or, if mailed, two business days after such notice is postmarked.

d.
In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms hereunder shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

e.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

f.
The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

g.	All questions arising under the Plan or under this Agreement shall be decided by the Administrator in its total and absolute discretion.

COSTAR GROUP, INC.

Jonathan Coleman, General Counsel & Secretary

ACKNOWLEDGMENT

Please confirm your acceptance of the terms and conditions of this Stock Grant and the terms and conditions of the Plan within 60 days of issuance of this Agreement. By confirming acceptance, you (a) acknowledge receipt of a copy of the Plan; (b) represent that you have read and are familiar with the Plan’s terms; (c) accept the Stock Grant subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms; and (d) agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Stock Grant.

No one may sell, transfer, or distribute this Stock Grant or the securities that may be issued in connection with this Stock Grant without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.

4